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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Equity Office Properties Trust for the registration of common shares of beneficial interest, preferred shares of beneficial interest, common share warrants and preferred share warrants and to the incorporation by reference therein of our report dated February 23, 1998, except for Note 25, as to which the date is March 18, 1998, with respect to the consolidated financial statements of Equity Office Properties Trust included in its Annual Report (Form 10-K, as amended by Form 10-K/A) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP

Chicago, IL
July 6, 1998